                                                                 EXHIBIT 4.6


                                                          CUSIP No.: U56880 AB 0

                    8-1/4% SENIOR SUBORDINATED NOTE DUE 2013

No. 2                                                                    $40,000

                  MARINER HEALTH CARE, INC., a Delaware corporation (the "Company"), for value received promises to pay to CEDE & CO. or registered assigns, the principal sum of FORTY THOUSAND DOLLARS ($40,000) on December 15, 2013.

                  Interest Payment Dates: June 15 and December 15, commencing June 15, 2004.

                  Record Dates: June 1 and December 1.

                  Reference is made to the further provisions of this Note contained herein and the Indenture (as defined), which will for all purposes have the same effect as if set forth at this place.

                  IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

                                           MARINER HEALTH CARE, INC.

                                       By: ___________________________________
                                           Name: Stefano Miele
                                           Title: Senior Vice President and
                                                  General Counsel

CERTIFICATE OF AUTHENTICATION

                  This is one of the 8-1/4% Senior Subordinated Notes due 2013 referred to in the within-mentioned Indenture.

Dated: December 19, 2003

                                            U.S. BANK NATIONAL ASSOCIATION,
                                            as Trustee

                                       By:  ____________________________________
                                            Authorized Signatory

                              (REVERSE OF SECURITY)

                    8-1/4% SENIOR SUBORDINATED NOTE DUE 2013

                  1. Interest. Mariner Health Care, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 19, 2003. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing June 15, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

                  The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful from time to time on demand at the rate borne by the Notes.

                  2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on June 1 or December 1 immediately preceding the Interest Payment Date (whether or not such day is a Business Day) even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date. Holders must surrender Notes to a Paying Agent to collect principal payments. Payments of principal and premium, if any, will be made (on presentation of such Notes if in certificated form) in money of the United States that at the time of payment is legal tender for payment of public and private debts; provided, however, that the Company may pay principal, premium, if any, and interest by check payable in such money. The Company may deliver any such interest payment to the Paying Agent or to a Holder at the Holder's registered address.

                  3. Paying Agent and Registrar. Initially, U.S. Bank National Association (the "Trustee"), will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

                  4. Indenture. The Company issued this Note under an Indenture, dated as of December 19, 2003 (the "Indenture"), by and among the Company, the Guarantors and the Trustee. This Note is one of a duly authorized issue of Initial Notes of the Company designated as its 8-1/4% Senior Subordinated Notes due 2013 (the "Notes"). The Notes include the Initial Notes, the Additional Notes and the Exchange Notes (as defined below) issued in exchange for the Initial Notes and Additional Notes pursuant to the Indenture. The Initial Notes, the Additional Notes and the Exchange Notes are treated as a single class of securities under the Indenture. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) (the "TIA"), as in effect on the date of the Indenture. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them. The Notes are general unsecured obligations of the Company.

                  5. Subordination. The Notes are unsecured obligations of the Company and subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full in cash of all Senior Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Each Holder by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

                  6. Guarantee. The obligations of the Company hereunder are guaranteed on a senior subordinated basis by the Guarantors. Each Guarantee by a Guarantor is subordinated in right of payment to all Senior Indebtedness of such Guarantor to the same extent that the Notes are subordinated to Senior Indebtedness of the Company.

                  7.       Redemption.

                  (a) Optional Redemption. The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after December 15, 2008 at the following Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

     Year                                                            Percentage
     ----                                                            ----------
2008......................................................             104.125%
2009......................................................             102.750%
2010......................................................             101.375%
2011 and thereafter.......................................             100.000%

                  (b) Optional Redemption upon Equity Offerings. Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time prior to December 15, 2006 at a Redemption Price equal to 108.250% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the Redemption Date out of the Net Proceeds of one or more Equity Offerings; provided that

                  (1) at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and

                  (2) any such redemption occurs within 90 days following the closing of such Equity Offering.

                  8. Notice of Redemption. Notice of redemption under paragraphs 7(a) and 7(b) of this Note will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder's registered address.

                  Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, the Notes called for redemption will cease to bear interest from and after such Redemption Date and the only right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued interest, if any.

                  9. Offers to Purchase. The Indenture provides that, after certain Asset Sales (as defined in the Indenture) and upon the occurrence of a Change of Control (as defined in the Indenture), and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

                  10. Registration Rights. Pursuant to the Registration Rights Agreement by and among the Company, the Guarantors and the Initial Purchasers, the Company will be obligated to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Note for the Company's Series B 8 1/4% Senior Subordinated Notes due 2013 (the "Exchange Notes"), which have been registered under the Securities Act, in like principal amount and having terms identical in all material respects to the Initial Notes. The Holders of the Initial Notes shall be entitled to receive certain Additional Interest payments in the event such exchange offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.

                  11. Denominations; Transfer; Exchange. The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. A Holder shall register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Notes or portions thereof selected for redemption.

                  12. Persons Deemed Owners. The registered holder of a Note shall be treated as the owner of it for all purposes.

                  13. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company. After that, Holders entitled to money must look to the Company for payment as general creditors unless an "abandoned property" law designates another person.

                  14. Legal Defeasance and Covenant Defeasance. If the Company at any time deposits with the Trustee U.S. legal tender or U.S. government obligations sufficient to pay the principal of and interest on the Notes to redemption or maturity and complies with the other provisions of the Indenture relating to defeasance, the Company will be discharged from certain provisions of the Indenture and the Notes (including certain covenants, but excluding its obligation to pay the principal of and interest on the Notes).

                  15. Amendments, Supplements, and Waivers. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes or make any other change that does not adversely affect in any material respect the rights of any Holder.

                  16. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, make payments in respect of its Capital Stock, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, sell assets, create liens, issue capital stock, enter into sale and lease-back transactions, make certain Investments, merge or consolidate with any other Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets. Such limitations are subject to a number of important qualifications and exceptions. The Company must quarterly report to the Trustee on compliance with such limitations.

                  17. Successor Entity. When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

                  18. Defaults and Remedies. Events of Default are set forth in the Indenture. If an Event of Default (other than an Event of Default pursuant to Section 6.01(f) or (g) of the Indenture) shall have occurred and be continuing, then the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration and its consequences if all existing Events of Default, other than the nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default specified in Section 6.01(f) or (g) of the Indenture occurs, such principal amount, together with premium, if any, and interest with respect to all of the Notes, shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity reasonably satisfactory to it.

                  19. Trustee Dealings with Company. The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

                  20. No Recourse Against Others. As more fully described in the Indenture, no director, officer, employee, stockholder or incorporator, as such, of the Company shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

                  21. Authentication. This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

                  22. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES TO THE INDENTURE HAS AGREED TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

                  23. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

                  24. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes as a convenience to the Holders. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

                  25. Indenture. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

                  The Company will furnish to any Holder upon written request and without charge a copy of the Indenture which has the text of this Note in larger type. Requests may be made to: Mariner Health Care, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, Attention: General Counsel.

                                    GUARANTEE

                  Each Guarantor (capitalized terms used herein have the meanings given such terms in the Indenture referred to in the Note upon which this notation is endorsed) hereby unconditionally guarantees on a senior subordinated basis (such guarantee being referred to herein as the "Guarantee") the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal, premium and interest on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in Article 10 of the Indenture.

                  The obligations of each Guarantor to the Holders and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth, and are expressly subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of each Guarantor, to the extent and in the manner provided in Article 11 of the Indenture.

                  This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

                  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

                  This Guarantee is subject to release upon the terms set forth in the Indenture.

                                       On Behalf of each Guarantor named on the attached Exhibit A-1

                                       By: _____________________________________
                                           Name: Boyd P. Gentry
                                           Title: President or Senior Vice
                                           President or Vice President or Vice
                                           President of General Partner or Vice
                                           President of Sole Member

                                 ASSIGNMENT FORM

                  If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
                  (Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint ______________________________________________, agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________     Signed: ________________________________________
                                          (Sign exactly as your name appears on
                                           the other side of this Note)

Medallion Guarantee: ______________________________

                      [OPTION OF HOLDER TO ELECT PURCHASE]

                  If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.18 of the Indenture, check the appropriate box:

                                Section 4.15 [ ]

                                Section 4.18 [ ]

                  If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.18 of the Indenture, state the amount you elect to have purchased:

$ _______________

Date: _________________________     ________________________________________
                                    NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser's bank or broker.

Medallion Guarantee: ________________________________